UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 12, 2008

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

GSI Group Inc. (the “Company”) announced today that it received four letters from certain beneficial owners of its 11% Senior Notes due 2013 (the “Notes”), dated December 3, 2008, December 4, 2008, and December 9, 2008, stating that the Company failed to comply with certain covenants contained in the Indenture (the “Indenture”), dated August 20, 2008, by and among GSI Group Corporation, as Issuer, The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Company, as Guarantor, and the other parties thereto, as a result of its failure to file its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2008 (the “Quarterly Report”) within the time period specified by the rules and regulations of the Securities and Exchange Commission. The Company does not believe the letters constitute proper notice as required pursuant to the terms of the Indenture. On December 11, 2008, the Company notified the Trustee that the above-mentioned letters do not constitute proper notice under the Indenture. Upon receipt of proper notice from the Trustee or registered Holders (as such term is defined in the Indenture) of at least 25% of the aggregate principal amount of the Notes issued and outstanding, the failure to file the Quarterly Report could constitute an “Event of Default” under the terms of the Indenture if not cured within 60 days after receipt of such notice unless waived in accordance with the terms of the Indenture. Even though the Company does not believe the letters constitute proper notice as required pursuant to the terms of the Indenture, the Company is working diligently to complete the previously announced review by its Audit Committee and file its Quarterly Report to avoid any claim of an “Event of Default” from occurring under the Indenture.

The Company also announced that its current cash position is approximately $70 million, excluding approximately $26 million of auction rate securities at fair value. The cash position is not expected to be impacted by the correction of accounting errors previously identified in its December 4, 2008 public announcement.

Additionally, the Company announced that it has already achieved annualized cost savings resulting from the integration of Excel Technologies, Inc. and other streamlining initiatives of approximately double the previously announced target of $6 to $8 million.

On December 4, 2008, the Company announced that it had identified errors in the recognition of revenue related to sales to a customer in the first and second fiscal quarters of 2008 in the Company’s Semiconductor Systems Segment. These previously disclosed errors pertain to revenue of approximately $8,982,000 recognized in the first fiscal quarter ended March 28, 2008 and revenue of approximately $7,194,000 recognized in the second fiscal quarter ended June 27, 2008 that should have been deferred until the delivery of additional equipment in accordance with EITF 00-21 Revenue Arrangements with Multiple Deliverables.

As noted in the Company’s December 4, 2008 public announcement, the Company’s Audit Committee is conducting a review of sales transactions in its Semiconductor Systems Segment and other sales transactions that contain arrangements with multiple deliverables for fiscal years 2007 and 2008. There can be no assurances that such ongoing review will not impact the Company’s historical financial statements, including its cash position as of those dates.

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains statements that are forward-looking in nature, including statements regarding a potential “Event of Default” under the Company’s Indenture or consequences related thereto, impacts of the Audit Committee’s internal review, the quantitative effects of the restatement, the range of possible adjustments, the periods covered by the restatement, and all statements that do not relate to matters of historical fact. Such statements are subject to risks, uncertainties and changes in financial conditions and other unknown factors that may cause actual results to differ materially from the preliminary expectations expressed or implied in these forward-looking statements, including the outcome and results of the review by the Audit Committee and the Company’s ability to cure any alleged default. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By: /s/ Sergio Edelstein
Sergio Edelstein President and Chief Executive Officer

Date: December 12, 2008